UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 13, 2026

American Vanguard Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-13795	95-2588080
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court
Newport Beach, California		92660
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 260-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.10 par value	AVD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 13, 2026, AMVAC Chemical Corporation (“AMVAC”), a subsidiary of American Vanguard Corporation (the “Company”), as borrower, and certain affiliates of the Company (including the Company), as guarantors, entered into (i) a Credit and Guaranty Agreement (the “First Lien Term Loan”) with a group of commercial lenders led by Centerbridge Partners, L.P., and Wilmington Trust, National Association as administrative agent; (ii) a Credit and Guaranty Agreement (the “Second Lien Term Loan” and, together with the First Lien Term Loan, the “Term Loans”) with a group of commercial lenders led by BMO Bank N.A., as sole lead arranger and book runner, and BMO Bank N.A. as administrative agent; and (iii) an Intercreditor Agreement (the “Intercreditor Agreement”) by and among Wilmington Trust, National Association, as first lien agent (in such capacity, the “First Lien Agent”), BMO Bank N.A., as second lien agent (in such capacity, the “Second Lien Agent”), and the secured creditors from time to time party thereto.

The proceeds of the Term Loans, were used, among other things, to refinance in full and retire existing indebtedness under the Third Amended and Restated Credit Agreement, dated as of August 5, 2021 (the “Prior Credit Agreement”) and certain other indebtedness not permitted to remain outstanding, to pay related fees and expenses, and will also be used for other general corporate and working capital purposes permitted under the Term Loans.

First Lien Term Loan

The First Lien Term Loan is a senior secured term loan facility with a five year term for an aggregate principal amount of $225 million. The First Lien Term Loan contains customary representations and warranties, affirmative and negative covenants and events of default for financings of this type.

AMVAC is required to make mandatory prepayments of the First Lien Term Loan in certain circumstances and is permitted to make voluntary prepayments subject to payment of an applicable prepayment premium during the first 48 months following closing, in each case, in accordance with the terms of the First Lien Term Loan.

Interest on the First Lien Term Loan is payable in accordance with the First Lien Term Loan and is based on a specified benchmark rate (including, as applicable, a SOFR-based rate) plus an applicable margin initially equal to 8.25% per annum for SOFR loans (or 7.25% per annum for base rate loans), subject to step-downs based on the Company’s consolidated total leverage ratio, or an alternate base rate, as described in the First Lien Term Loan. In addition, a leverage fee of 1.00% per annum, payable in kind, is payable on the outstanding term loans for so long as the Company’s consolidated total leverage ratio exceeds 5.00:1.00.

In connection with the entry into the Term Loans, the Company agreed under the First Lien Term Loan to, in consultation with the required lenders, appoint one independent director to the Company’s Board of Directors (the “Board”) within 90 days following the closing date, and to appoint one independent director to the Board of Directors of AMVAC and each other direct domestic subsidiary of the Company within 30 days following the closing date. In addition, within 90 days following the closing date, the Company is required to reduce the size of the Board to seven members and shall not thereafter increase or decrease the size of the Board without the consent of the required lenders under the First Lien Term Loan. The independent director’s approval will be required with respect to any voluntary bankruptcy filings or similar actions taken by any direct domestic subsidiary of the Company, including AMVAC.

Second Lien Term Loan

The Second Lien Term Loan is a secured term loan facility with a five year term for an aggregate principal amount of $60 million. The Second Lien Term Loan contains customary representations and warranties, affirmative and negative covenants and events of default for financings of this type.

AMVAC is required to make mandatory prepayments of the Second Lien Term Loan in certain circumstances and is permitted to make voluntary prepayments without premium or penalty, in each case, in accordance with the terms of the Second Lien Term Loan.

Interest on the Second Lien Term Loan is payable in accordance with the Second Lien Term Loan and is based on a specified benchmark rate (including, as applicable, a SOFR-based rate) plus an applicable margin of 2.00% per annum, subject to a SOFR floor of 3.00%, or an alternate base rate, as described in the Second Lien Term Loan.

Intercreditor Agreement

The Intercreditor Agreement governs the respective rights and priorities of the First Lien Term Loan’s creditors and the Second Lien Term Loan’s creditors in the “Shared Collateral” (as such term is defined in the Intercreditor Agreement, which generally consists of collateral that secures both the First Lien Term Loan and the Second Lien Term Loan). The Intercreditor Agreement sets forth the relative rights of such creditor groups with respect to such collateral and related lien priorities. The liens securing the First Lien Term Loan have priority over the liens securing the Second Lien Term Loan with respect to the Shared Collateral. The Intercreditor Agreement also contains customary standstill, turnover, release and other provisions governing the relationship between the first lien and second lien creditors. The Intercreditor Agreement will remain in effect until the earlier of (i) the date on which all first lien obligations and second lien obligations have been paid in full and (ii) the date on which the parties agree in writing to terminate the Intercreditor Agreement.

The foregoing summary of the Term Loans and the Intercreditor Agreement is qualified in its entirety by reference to the Credit and Guaranty Agreement attached hereto as Exhibit 10.1, the Credit and Guaranty Agreement attached hereto as Exhibit 10.2 and the Intercreditor Agreement attached hereto as Exhibit 10.3 with each such exhibit incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

On March 13, 2026, AMVAC, as borrower, and certain affiliates (including the Company), as guarantors and/or borrowers, terminated the Prior Credit Agreement concurrently with its entry into the Term Loans (as more fully described in Item 1.01, which is incorporated by reference herein). In connection with the termination, AMVAC retired all outstanding loans under the Prior Credit Agreement using proceeds from the Term Loans. The terms and conditions of the Term Loans are more fully described in Item 2.03 below, which is incorporated by reference herein.

The Prior Credit Agreement was amended and restated as of August 5, 2021 with Bank of the West (now BMO Bank, N.A.), as agent. The Prior Credit Agreement initially provided for a revolving credit facility and term loans, subject to customary terms and conditions. No early termination penalties were incurred in connection with the termination of the Prior Credit Agreement. The termination of the Prior Credit Agreement occurred concurrently with the closing of the Term Loans in order to refinance the Company’s existing indebtedness of the terms described in Item 1.01 above.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 13, 2026, AMVAC borrowed $285 million under the Term Loans, consisting of $225 million in term loans under the First Lien Term Loan and $60 million under the Second Lien Term Loan and, in connection therewith, retired the entire outstanding balance of the terms loans and revolving credit facility (plus accrued interest) under the Prior Credit Agreement upon termination thereof. Additional proceeds of approximately $68.5 million are planned to be used for other general corporate and working capital purposes permitted under the Term Loans.

The Term Loans bear interest at a variable rate as described in Item 1.01 above. Principal payments under the First Lien Term Loan are payable in quarterly installments commencing on June 30, 2026, in each case in an amount equal to 0.25% of the original principal amount of the First Lien Term Loan. Principal payments under the Second Lien Term Loan are payable in quarterly installments commencing on September 30, 2027, in each case in an amount equal to 2.50% of the original principal amount of the Second Lien Term Loan. The Term Loans mature on March 13, 2031. The Term Loans contain certain covenants as defined in the Term Loans. The First Lien Term Loan includes financial covenants consisting of a minimum liquidity covenant and, commencing with the fiscal quarter ending March 31, 2026, a maximum consolidated first lien leverage ratio covenant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Credit and Guaranty Agreement, by and among American Vanguard Corporation, as Holdings, AMVAC Chemical Corporation, as Borrower, the other persons party thereto that are designated as loan parties, Wilmington Trust, National Association, as Administrative Agent, and the lenders party thereto, dated as of March 13, 2026

10.2	Credit and Guaranty Agreement, by and among American Vanguard Corporation, as Holdings, AMVAC Chemical Corporation, as Borrower, the other persons party thereto that are designated as loan parties, BMO Bank N.A., as Administrative Agent, Syndication Agent, Collateral Agent, Sole Lead Arranger and Book Runner, Compeer Financial, PCA, as Co-Documentation Agent, and the lenders party thereto, dated as of March 13, 2026

10.3	Intercreditor Agreement, dated as of March 13, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN VANGUARD CORPORATION

Date: March 19, 2026	By:	/s/ Timothy J. Donnelly
Timothy J. Donnelly
Chief Information Officer, General Counsel & Secretary